Exhibit 23


                          Independent Auditor's Consent


The Board of Directors
Anaren Microwave, Inc.

We consent to the incorporation by reference in the registration statement for Anaren Microwave, Inc. Incentive Stock Option Plan on Form S-8 of Anaren Microwave, Inc. of our report dated August 18, 1995, relating to the consolidated balance sheets of Anaren Microwave, Inc. and subsidiaries as of July 1, 1995 and July 2, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended July 1, 1995, which report appears in the July 1, 1995 annual report on Form 10-K of Anaren Microwave, Inc.

Our report included an explanatory paragraph referring to the Company's changes in its methods of accounting for post retirement benefits other than pensions and income taxes.



                                                     /s/KPMG Peat Marwick LLP


Syracuse, New York
April 30, 1996





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